EXHIBIT 99
----------


JONES LANG LASALLE                     NEWS RELEASE


For Immediate Release                  200 East Randolph Drive
                                       Chicago Illinois 60601

                                       22 Hanover Square
                                       London W1A 2BN


Contact:   Peter Roberts
           Chief Financial Officer

Phone:     +1 312 228 2017




JONES LANG LASALLE REPORTS SECOND QUARTER RESULTS


CHICAGO AND LONDON, JULY 31, 2001 - Jones Lang LaSalle Incorporated
(NYSE: JLL), the leading global real estate services and investment management firm, today reported a second quarter net loss of $1.9 million, or $.06 per share, just below the range it had forecast three months ago. This result compares to a net loss of $12.4 million, or $.50 per share, for the second quarter of 2000. The comparable adjusted net income for the second quarter of 2000 was $6.7 million, or $.22 per share, which excludes non-cash compensation expense of $18.9 million associated with the Jones Lang Wootton merger.

For the second quarter of 2001, adjusted EBITDA was $14.9 million versus $28.3 million for the same period of 2000. Revenues were $198.6 million compared with $223.3 million in the comparable period a year ago.

"While we were slightly below our expectations for the quarter, we are not disappointed in our results given the continued slowdown of the global economy," said Stuart L. Scott, Chairman and Chief Executive Officer of Jones Lang LaSalle. "However, with the timing of any recovery uncertain, we are adjusting our earnings expectations for the full year to no less than $1.31 per share, which matches our 2000 adjusted earnings. At a time when the effects of the downturn in the U.S. economy are spreading around the world, we believe matching last year's outstanding results will underscore the resilience and strength of the platform we have built to serve our clients."


BUSINESS SEGMENT PERFORMANCE HIGHLIGHTS

Chris Peacock, President and Chief Operating Officer of Jones Lang LaSalle, said: "Despite the current realities of the worldwide economy, we are encouraged by our strong backlog and new wins in many of our businesses.
In an effort to address this challenging environment, we are cutting discretionary costs in every area of our Company. During this period, our primary focus will be, as always, to help our clients with their real estate and investment decisions."

The following summary of business segment results compares the second quarter of 2001 to the same period of the previous year. The segment results have been restated to reflect both the consolidation of the former Hotel Services segment into the regional Owner and Occupier Services segments and the implementation of SAB 101 for the year 2000.

JONES LANG LASALLE REPORTS SECOND QUARTER RESULTS - ADD ONE


OWNER AND OCCUPIER SERVICES

 .    The Americas region had another strong quarter, with revenues up nearly 10 percent to $74.5 million in the current year versus $67.4 million in the second quarter of 2000 due primarily to a 17 percent increase in the management services business. Operating expenses included a $1.0 million write-off against an e-commerce investment and $1.5 million for severance fees. Increased expenses resulted in $2.1 million of operating income versus $3.9 million last year.

 .    In Europe, the second quarter operating income of $5.0 million was roughly equal to last year's period. Revenues of $78.2 million were essentially flat after considering the impact of almost $12 million in revenue concentrated in two capital markets transactions in the prior year.

 .    Economic fundamentals in Asia Pacific continued to worsen, causing the region to report an operating loss of $2.9 million in the second quarter compared with a loss of $1.5 million last year. Revenues declined to $28.3 million this period versus $33.7 million in the second quarter of 2000, entirely as a result of reduced transaction business. Management services income continued its positive momentum.


INVESTMENT MANAGEMENT

 .    LaSalle Investment Management recorded second quarter revenues of
     $18.2 million and an operating loss of $0.5 million versus revenues of $30.8 million and an operating income of $9.9 million in the prior year. The difference was the direct result of the confluence of several large incentive fees in last year's second quarter.


OUTLOOK FOR REMAINDER OF 2001

"Our business is strong and our clients are consistently turning to us for our global capabilities, but the current worldwide economic slowdown has caused them to focus intensely on controlling costs. While this situation bodes well for our outsourcing business, the uncertainty has resulted in clients hesitating to enter into major commitments and delaying many planned projects. As a result, we are revising our guidance on full year operating EPS to at least $1.31, which is equal to last year's performance (after implementing SAB 101). This figure would exclude one-time charges, if any, for creating operational efficiencies," said Mr. Scott.

In addition, the forecast does not include the impact of certain previously disclosed one-time, non-operational issues:

 .    The undetermined exposure, which is not expected to exceed $1.5 million, due to the liquidation of a large Australian insurance company that provided public liability coverage for the Company's Australian operations from 1994 through 1997; and

 .    The effect of the turbulence in the technology capital markets on the
     Company's e-commerce investments.

JONES LANG LASALLE REPORTS SECOND QUARTER RESULTS - ADD TWO


Jones Lang LaSalle is the world's leading real estate services and investment management firm, operating across more than 100 markets on five continents. The company provides comprehensive integrated expertise, including management services, implementation services and investment management services on a local, regional and global level to owners, occupiers and investors. Jones Lang LaSalle is also the industry leader in property and corporate facility management services, with a portfolio of approximately 700 million square feet (65 million square meters) under management worldwide. LaSalle Investment Management, the company's investment management business, is one of the world's largest and most diverse real estate investment management firms, with more than $23 billion of assets under management.



Statements in this press release regarding, among other things, future financial results and performance, achievements, plans and objectives may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors which may cause actual results, performance, achievements, plans and objectives of Jones Lang LaSalle to be materially different from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include those discussed under "Business," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Quantitative and Qualitative Disclosures about Market Risk," and elsewhere in Jones Lang LaSalle's Annual Report on Form 10-K for the year ended December 31, 2000, in Jones Lang LaSalle's Proxy Statement dated April 6, 2001, in Jones Lang LaSalle's Quarterly Report on Form 10-Q for the quarter ended March 31, 2001 and in other reports filed with the Securities and Exchange Commission. Statements speak only as of the date of this release. Jones Lang LaSalle expressly disclaims any obligation or undertaking to update or revise any forward-looking statements contained herein to reflect any change in Jones Lang LaSalle's expectations or results, or any change in events.



                                 # # #



NOTE TO EDITORS:

 .    Media contacts may listen only to the Jones Lang LaSalle second quarter results discussion at 9 a.m. EDT on Aug 1 with investors and market analysts by dialing +1 719 457 2638.

 .    A web cast of the conference call is available at
     http://www.videonewswire.com/event.asp?id=553.

 .    A replay of the call may be accessed by dialing +1 719 457 0820 outside the United States and +1 888 203 1112 in the United States from noon EDT on Aug. 1, 2001, through 5:00 p.m. (EDT) on Aug. 8, 2001. The replay passcode is 596755.

                                       JONES LANG LASALLE INCORPORATED

                                     Consolidated Statements of Earnings

                          For the Three and Six Months ended June 30, 2001 and 2000
                                      (in thousands, except share data)
                                                 (Unaudited)

                                               THREE MONTHS ENDED                SIX MONTHS ENDED
                                                    JUNE 30,                         JUNE 30,
                                         ----------------------------     ----------------------------
                                             2001         2000 (1)(2)          2001         2000 (1)(2)
                                          ----------      -----------       ----------     -----------
Revenue:
  Fee based services  . . . . . . .       $  196,202          213,873          389,950         396,903
  Equity in earnings from uncon-
    solidated ventures. . . . . . .            1,341            8,747            3,857          14,687
  Other income. . . . . . . . . . .            1,038              698            1,883           1,315
                                          ----------       ----------       ----------      ----------

        Total revenue . . . . . . .          198,581          223,318          395,690         412,905

Operating expenses:
  Compensation and benefits . . . .          129,219          142,536          263,696         272,773
  Operating, administrative and
    other . . . . . . . . . . . . .           53,478           52,552          105,708         103,364
  Depreciation and amortization . .           12,091           10,797           23,422          21,491
                                          ----------       ----------       ----------      ----------
        Total operating expenses
          before merger related
          non-recurring charges . .          194,788          205,885          392,826         397,628
                                          ----------       ----------       ----------      ----------
        Operating income
          before merger related
          non-recurring charges . .            3,793           17,433            2,864          15,277

Merger related non-recurring charges:
  Stock compensation expense. . . .            --              18,865            --             37,191
                                          ----------       ----------       ----------      ----------

        Total operating expenses. .          194,788          224,750          392,826         434,819
                                          ----------       ----------       ----------      ----------







                                                      4




                                       JONES LANG LASALLE INCORPORATED

                               Consolidated Statements of Earnings - Continued



                                               THREE MONTHS ENDED                SIX MONTHS ENDED
                                                    JUNE 30,                         JUNE 30,
                                         ----------------------------     ----------------------------
                                             2001         2000 (1)(2)          2001         2000 (1)(2)
                                          ----------      -----------       ----------     -----------

        Operating income (loss) . .            3,793           (1,432)           2,864         (21,914)

Interest expense. . . . . . . . . .            5,981            6,664           10,827          13,339
                                          ----------       ----------       ----------      ----------
        Loss before provision
          (benefit) for income taxes
          and minority interest . .           (2,188)          (8,096)          (7,963)        (35,253)

Net provision (benefit) for
  income taxes. . . . . . . . . . .             (831)           4,281           (3,026)             73
Minority interests in earnings
  (losses) of subsidiaries. . . . .              565               15              531             (12)
                                          ----------       ----------       ----------      ----------
        Net loss before cumulative
          effect of change in
          accounting principle. . .       $   (1,922)         (12,392)          (5,468)        (35,314)

                                          ==========       ==========       ==========      ==========
Cumulative effect of change in
  accounting principle. . . . . . .       $    --               --               --            (14,249)
                                          ----------       ----------       ----------      ----------
        Net loss. . . . . . . . . .       $   (1,922)         (12,392)          (5,468)        (49,563)
                                          ==========       ==========       ==========      ==========

















                                                      5




                                       JONES LANG LASALLE INCORPORATED

                               Consolidated Statements of Earnings - Continued



                                               THREE MONTHS ENDED                SIX MONTHS ENDED
                                                    JUNE 30,                         JUNE 30,
                                         ----------------------------     ----------------------------
                                             2001         2000 (1)(2)          2001         2000 (1)(2)
                                          ----------      -----------       ----------     -----------

Basic loss per common share
  before cumulative effect of
  change in accounting principle. .       $    (0.06)           (0.50)           (0.18)          (1.44)
Cumulative effect of change in
  accounting principle. . . . . . .            --               --               --              (0.58)
                                          ----------       ----------       ----------      ----------
Basic loss per common share . . . .       $    (0.06)           (0.50)           (0.18)          (2.02)
                                          ==========       ==========       ==========      ==========

Basic weighted average shares
  outstanding . . . . . . . . . . .       29,775,259       24,559,305       29,946,909      24,472,122
                                          ==========       ==========       ==========      ==========

Diluted loss per common share
  before cumulative effect of
  change in accounting principle. .       $    (0.06)           (0.50)           (0.18)          (1.44)
Cumulative effect of change in
  accounting principle. . . . . . .            --               --               --              (0.58)
                                          ----------       ----------       ----------      ----------
Diluted loss per common share . . .       $    (0.06)           (0.50)           (0.18)          (2.02)
                                          ==========       ==========       ==========      ==========
Diluted weighted average shares
  outstanding . . . . . . . . . . .       29,775,259       24,559,305       29,946,909      24,472,122
                                          ==========       ==========       ==========      ==========












Please reference attached financial statement notes.

                                                      6

                                       JONES LANG LASALLE INCORPORATED

                       Actual and Adjusted Actual Consolidated Statements of Earnings

                          For the Three and Six Months ended June 30, 2001 and 2000

                                      (in thousands, except share data)
                                                 (Unaudited)

                                               THREE MONTHS ENDED                SIX MONTHS ENDED
                                                    JUNE 30,                         JUNE 30,
                                         ----------------------------     ----------------------------
                                                              2000                             2000
                                                            Adjusted                         Adjusted
                                             2001            Actual            2001           Actual
                                            Actual          (1)(2)(3)         Actual         (1)(2)(3)
                                          ----------       ----------       ----------      ----------
Revenue:
  Fee based services. . . . . . . .       $  196,202          213,873          389,950         396,903
  Equity in earnings from
    unconsolidated ventures . . . .            1,341            8,747            3,857          14,687
  Other income. . . . . . . . . . .            1,038              698            1,883           1,315
                                          ----------       ----------       ----------      ----------
        Total revenue . . . . . . .          198,581          223,318          395,690         412,905

Operating expenses:
  Compensation and benefits . . . .          129,219          142,536          263,696         272,773
  Operating, administrative and
    other . . . . . . . . . . . . .           53,478           52,552          105,708         103,364
  Depreciation and amortization . .           12,091           10,797           23,422          21,491
                                          ----------       ----------       ----------      ----------
        Total operating expenses
          excluding merger related
          non-recurring charges . .          194,788          205,885          392,826         397,628
                                          ----------       ----------       ----------      ----------

        Adjusted operating income
          excluding merger related
          non-recurring charges . .            3,793           17,433            2,864          15,277

Interest expense. . . . . . . . . .            5,981            6,664           10,827          13,339
                                          ----------       ----------       ----------      ----------
        Adjusted income (loss)
          before provision (benefit)
          for income taxes. . . . .           (2,188)          10,769           (7,963)          1,938




                                                      7




                                       JONES LANG LASALLE INCORPORATED

                 Actual and Adjusted Actual Consolidated Statements of Earnings - Continued



                                               THREE MONTHS ENDED                SIX MONTHS ENDED
                                                    JUNE 30,                         JUNE 30,
                                         ----------------------------     ----------------------------
                                                              2000                             2000
                                                            Adjusted                         Adjusted
                                             2001            Actual            2001           Actual
                                            Actual          (1)(2)(3)         Actual         (1)(2)(3)
                                          ----------       ----------       ----------      ----------

Net provision (benefit) for
  income taxes. . . . . . . . . . .             (831)           4,086           (3,026)            741
Minority interests in earnings
  (losses) of subsidiaries. . . . .              565               15              531             (12)
                                          ----------       ----------       ----------      ----------
        Adjusted net income (loss)
          excluding merger related
          non-recurring charges . .       $   (1,922)           6,668           (5,468)          1,209
                                          ==========       ==========       ==========      ==========

Adjusted income (loss) per
  common share (5). . . . . . . . .       $    (0.06)            0.22            (0.18)           0.04
                                          ==========       ==========       ==========      ==========
Adjusted weighted average
  shares outstanding (5). . . . . .       29,775,259       30,680,804       29,946,909      30,627,474
                                          ==========       ==========       ==========      ==========

Adjusted EBITDA Calculation (4)
  Adjusted operating income . . . .       $    3,793           17,433            2,864          15,277
  Depreciation and amortization . .           12,091           10,797           23,422          21,491
  Minority interests in EBITDA. . .           (1,008)              49             (923)            (19)
                                          ----------       ----------       ----------      ----------

        Adjusted EBITDA . . . . . .       $   14,876           28,279           25,363          36,749
                                          ==========       ==========       ==========      ==========








Please reference attached financial statement notes.

                                                      8

                                       JONES LANG LASALLE INCORPORATED

                                          Segment Operating Results

                          For the Three and Six Months ended June 30, 2001 and 2000

                                                 (Unaudited)

                                               THREE MONTHS ENDED                SIX MONTHS ENDED
                                                    JUNE 30,                         JUNE 30,
                                         ----------------------------     ----------------------------
                                                              2000                             2000
                                                            Adjusted                         Adjusted
                                             2001            Actual            2001           Actual
                                            Actual          (1)(2)(3)         Actual         (1)(2)(3)
                                          ----------       ----------       ----------      ----------
OWNER AND OCCUPIER SERVICES -
 AMERICAS
  Revenue:
    Implementation services . . . .       $   37,229           36,213           61,928          60,583
    Management fees . . . . . . . .           35,913           30,728           70,930          59,957
    Equity earnings (losses). . . .              335              294              335             (66)
    Other services. . . . . . . . .              437              187              723             375
    Intersegment revenue. . . . . .              550              (17)             710             378
                                          ----------       ----------       ----------      ----------
                                              74,464           67,405          134,626         121,227
  Operating expenses:
    Compensation, operating and
      administrative. . . . . . . .           66,016           58,041          131,258         118,272
    Depreciation and amortization .            6,300            5,485           11,990          10,867
                                          ----------       ----------       ----------      ----------
        Operating income (loss) . .       $    2,148            3,879           (8,622)         (7,912)
                                          ==========       ==========       ==========      ==========

 EUROPE
  Revenue:
    Implementation services . . . .       $   55,057           69,931          119,552         131,591
    Management fees . . . . . . . .           22,872           21,169           45,259          41,367
    Other services. . . . . . . . .              249              312              436             549
                                          ----------       ----------       ----------      ----------
                                              78,178           91,412          165,247         173,507
  Operating expenses:
    Compensation, operating and
      administrative. . . . . . . .           70,019           83,393          146,250         157,075
    Depreciation and amortization .            3,128            2,854            6,185           5,620
                                          ----------       ----------       ----------      ----------
        Operating income. . . . . .       $    5,031            5,165           12,812          10,812
                                          ==========       ==========       ==========      ==========

                                                      9




                                       JONES LANG LASALLE INCORPORATED

                                    Segment Operating Results - Continued



                                               THREE MONTHS ENDED                SIX MONTHS ENDED
                                                    JUNE 30,                         JUNE 30,
                                         ----------------------------     ----------------------------
                                                              2000                             2000
                                                            Adjusted                         Adjusted
                                             2001            Actual            2001           Actual
                                            Actual          (1)(2)(3)         Actual         (1)(2)(3)
                                          ----------       ----------       ----------      ----------
 ASIA PACIFIC
  Revenue:
    Implementation services . . . .      $    16,710           23,174           31,961          43,709
    Management fees . . . . . . . .           11,261           10,358           23,350          20,494
    Other services. . . . . . . . .              354              193              697             360
                                          ----------       ----------       ----------      ----------
                                              28,325           33,725           56,008          64,563
  Operating expenses:
    Compensation, operating and
      administrative. . . . . . . .           29,547           33,747           58,349          62,429
    Depreciation and amortization .            1,681            1,477            3,275           3,038
                                          ----------       ----------       ----------      ----------
        Operating loss. . . . . . .       $   (2,903)          (1,499)          (5,616)           (904)
                                          ==========       ==========       ==========      ==========

 INVESTMENT MANAGEMENT -
  Revenue:
    Implementation services . . . .       $    1,044            1,029            1,839           3,998
    Advisory fees . . . . . . . . .           16,095           21,271           35,079          35,204
    Equity earnings . . . . . . . .            1,006            8,453            3,522          14,753
    Other services. . . . . . . . .               19                6               79              31
                                          ----------       ----------       ----------      ----------
                                              18,164           30,759           40,519          53,986

  Operating expenses:
    Compensation, operating and
      administrative. . . . . . . .           17,665           19,890           34,257          38,739
    Depreciation and amortization .              982              981            1,972           1,966
                                          ----------       ----------       ----------      ----------
        Operating income (loss) . .       $     (483)           9,888            4,290          13,281
                                          ==========       ==========       ==========      ==========







                                                     10




                                       JONES LANG LASALLE INCORPORATED

                                    Segment Operating Results - Continued



                                               THREE MONTHS ENDED                SIX MONTHS ENDED
                                                    JUNE 30,                         JUNE 30,
                                         ----------------------------     ----------------------------
                                                              2000                             2000
                                                            Adjusted                         Adjusted
                                             2001            Actual            2001           Actual
                                            Actual          (1)(2)(3)         Actual         (1)(2)(3)
                                          ----------       ----------       ----------      ----------

Total segment revenue . . . . . . .       $  199,131          223,301          396,400         413,283
Intersegment revenue eliminations .             (550)              17             (710)           (378)
                                          ----------       ----------       ----------      ----------
        Total revenue . . . . . . .       $  198,581          223,318          395,690         412,905
                                          ==========       ==========       ==========      ==========

Total segment operating expenses. .       $  195,338          205,868          393,536         398,006
Intersegment operating expense
  eliminations. . . . . . . . . . .             (550)              17             (710)           (378)
                                          ----------       ----------       ----------      ----------
        Total operating expenses
          excluding merger related
          non-recurring charges . .       $  194,788          205,885          392,826         397,628
                                          ==========       ==========       ==========      ==========

        Operating income excluding
          merger related non-recurring
          charges . . . . . . . . .       $    3,793           17,433            2,864          15,277
                                          ==========       ==========       ==========      ==========















Please reference attached financial statement notes.
                                                     11

                                       JONES LANG LASALLE INCORPORATED

                                         Consolidated Balance Sheets

                             June 30, 2001, December 31, 2000 and June 30, 2000
                                               (in thousands)
                                                 (Unaudited)

                                                            June 30,       December 31,      June 30,
                                                              2001             2000          2000 (1)
                                                           ----------      -----------      ----------

ASSETS
 Current assets:
  Cash and cash equivalents . . . . . . . . . . . . .      $   10,075           18,843          13,167
  Trade receivables, net of allowances. . . . . . . .         185,751          244,201         212,356
  Notes receivable and advances to real estate
    ventures. . . . . . . . . . . . . . . . . . . . .           2,557            4,286           3,591
  Other receivables . . . . . . . . . . . . . . . . .          10,414            6,655           2,775
  Income tax refund receivable. . . . . . . . . . . .           --                 976          14,500
  Prepaid expenses. . . . . . . . . . . . . . . . . .          11,031           10,811           9,894
  Deferred tax assets . . . . . . . . . . . . . . . .          24,216           23,959          26,048
  Other assets. . . . . . . . . . . . . . . . . . . .          22,292           11,330          13,505
                                                           ----------       ----------      ----------

        Total current assets. . . . . . . . . . . . .         266,336          321,061         295,836

Property and equipment, at cost, less accumulated
  depreciation. . . . . . . . . . . . . . . . . . . .          89,493           90,306          79,637
Intangibles resulting from business acquisitions
  and JLW merger, net of accumulated amortization . .         335,738          350,129         359,715
Investments in real estate ventures . . . . . . . . .          53,229           74,565          69,126
Other investments . . . . . . . . . . . . . . . . . .          13,864           12,884           1,250
Long-term receivables, net. . . . . . . . . . . . . .          20,928           23,136          23,311
Prepaid pension asset . . . . . . . . . . . . . . . .          15,598           18,730          20,914
Deferred tax assets . . . . . . . . . . . . . . . . .           9,068           12,317           5,566
Debt issuance costs . . . . . . . . . . . . . . . . .           4,184            4,848           1,758
Other assets, net . . . . . . . . . . . . . . . . . .           5,991            6,069           5,410
                                                           ----------       ----------      ----------

                                                           $  814,429          914,045         862,523
                                                           ==========       ==========      ==========







                                                     12




                                       JONES LANG LASALLE INCORPORATED

                                   Consolidated Balance Sheets - Continued



                                                            June 30,       December 31,      June 30,
                                                              2001             2000          2000 (1)
                                                           ----------      -----------      ----------
LIABILITIES AND STOCKHOLDERS' EQUITY
 Current liabilities:
  Accounts payable and accrued liabilities. . . . . .      $   84,701          111,738          85,944
  Accrued compensation. . . . . . . . . . . . . . . .          56,066          170,323          87,165
  Short-term borrowings . . . . . . . . . . . . . . .           8,954            8,836         190,612
  Deferred tax liabilities. . . . . . . . . . . . . .             125              226              36
  Other liabilities . . . . . . . . . . . . . . . . .          21,168           16,583          19,429
                                                           ----------       ----------      ----------
        Total current liabilities . . . . . . . . . .         171,014          307,706         383,186

Long-term liabilities:
  Credit facilities . . . . . . . . . . . . . . . . .         155,621           85,565         154,483
  Notes . . . . . . . . . . . . . . . . . . . . . . .         140,085          155,546           --
  Deferred tax liabilities. . . . . . . . . . . . . .           5,670            9,547           6,808
  Other . . . . . . . . . . . . . . . . . . . . . . .          22,169           22,776          14,009
                                                           ----------       ----------      ----------
        Total liabilities . . . . . . . . . . . . . .         494,559          581,140         558,486

Commitments and contingencies

Minority interest in consolidated subsidiaries. . . .           1,062             567              590

Stockholders' equity:
  Common stock, $.01 par value per share,
    100,000,000 shares authorized; 29,876,385,
    30,700,150 and 30,859,772 shares issued and
    outstanding as of June 30, 2001, December 31,
    2000 and June 30, 2000, respectively. . . . . . .             299              307             309
  Additional paid-in capital. . . . . . . . . . . . .         455,806          461,272         453,209
  Unallocated ESOT shares . . . . . . . . . . . . . .           --               --                 (7)
  Deferred stock compensation . . . . . . . . . . . .          (3,527)          (4,322)        (40,395)
  Retained deficit. . . . . . . . . . . . . . . . . .        (112,578)        (107,110)        (99,613)
  Stock held in trust . . . . . . . . . . . . . . . .          (1,099)            (397)          --
  Accumulated other comprehensive income. . . . . . .         (20,093)         (17,412)        (10,056)
                                                           ----------       ----------      ----------
        Total stockholders' equity. . . . . . . . . .         318,808          332,338         303,447
                                                           ----------       ----------      ----------

                                                           $  814,429          914,045         862,523
                                                           ==========       ==========      ==========

Please reference attached financial statement notes.
                                                     13

                                       JONES LANG LASALLE INCORPORATED

                         CURRENCY ANALYSIS OF REVENUES AND ADJUSTED OPERATING INCOME
                                                (in millions)
                                                 (Unaudited)

                                     Pound                                 US
                                   Sterling                Australian    Dollar
                                      (6)        Euro        Dollar        (6)        Other       Total
                                   --------    --------    ----------   --------    --------    --------
                                       $           $            $           $           $           $
REVENUES (1)

 2001

  Q1, 2001                             45.6        43.1         11.2        73.1        24.1       197.1

  Q2, 2001                             41.6        35.0         10.6        81.8        29.6       198.6


 2000

  Q1, 2000                             48.0        39.2         12.4        63.0        27.0       189.6

  Q2, 2000                             50.2        47.3         15.9        82.7        27.2       223.3



 ADJUSTED OPERATING INCOME (1)(3)(6)

 2001

  Q1, 2001                             -0.4         8.7         -0.5        -5.2        -3.5        -0.9

  Q2, 2001                              1.8         3.7         -0.8         1.9        -2.8         3.8


 2000

  Q1, 2000                              4.4         7.9         -0.2       -14.3         0.0        -2.2

  Q2, 2000                              2.0        10.4          0.4         7.4        -2.8        17.4




Please reference attached financial statement notes.
                                                     14

                    JONES LANG LASALLE INCORPORATED

                      SFAS 142 Goodwill Schedule
                             (in millions)
                              (Unaudited)





                                                            Excess
                                      Specific             Purchase
                                     Intangibles           Price (7)
                                     -----------           ---------

June 30, 2001 balance,
  net of accumulated
  amortization                             24.8               310.9

Amortization

  Remaining in 2001                         2.6                 5.1

  2002                                      4.8                10.0
  2003                                      4.8                 9.8
  2004                                      4.8                 9.7
  2005                                      4.6                 8.7
  2006                                      3.2                 8.5

                    JONES LANG LASALLE INCORPORATED
                       Financial Statement Notes


(1) The income statements for the three and six months ended June 30, 2000, as well as the balance sheet as of June 30, 2000, have been restated to include the impact of adopting SAB 101 as of January 1, 2000.

(2) Certain prior year amounts have been reclassified to conform with the current presentation.

(3) Adjusted results exclude the effect of merger related non-recurring stock compensation expense incurred associated with the issuance of shares to former employees of Jones Lang Wootton. This analysis is not intended to be a presentation in accordance with generally accepted accounting principles.

(4) Adjusted EBITDA represents earnings before interest expense, income taxes, depreciation and amortization, and excludes Minority Interests in EBITDA. For the three and six months ended June 30, 2000, Adjusted EBITDA also excludes merger related non-recurring charges. There will be no merger related non-recurring charges in 2001.
     Merger related non-recurring charges represent non-cash compensation expense resulting from the issuance of shares to former Jones Lang Wootton employees including the effect of quarterly adjustments on certain of those shares as a result of changes in the stock price.

(5) Adjusted earnings per common share represents adjusted net earnings divided by the weighted average committed shares outstanding. Committed shares are inclusive of shares subject to forfeiture, vesting and indemnity provisions which are not considered in the calculation of weighted average basic or diluted shares outstanding under generally accepted accounting principles. As of December 31, 2000, all forfeiture, vesting and indemnity provisions have been removed, therefore for 2001, these shares are included in the weighted average shares outstanding under generally accepted accounting principles.

(6) The objective of this presentation is to provide guidance as to the key currencies that the Company does business in and their significance to reported revenues and adjusted operating income. The adjusted operating income sourced in pound sterling and US dollars understates the profitability of the businesses in the United Kingdom and America because it includes the locally incurred expenses of our global offices in London and Chicago, respectively, as well as the European regional office in London.

(7) Pursuant to SFAS 142, Jones Lang LaSalle will stop amortizing Excess Purchase Price as of January 1, 2002. Amounts reported in SFAS 142 Goodwill Schedule are translated into U.S. dollars using June 30, 2001 exchange rates.


















                                  16